EXHIBIT 5.1
May 27, 2011
Flagstar Bancorp, Inc.
5151 Corporate Drive
Troy, Michigan 48098
Ladies and Gentlemen:
     We have acted as special counsel to Flagstar Bancorp, Inc. (the “Company”), a Michigan corporation, in connection with the filing of a registration statement (the “Registration Statement”) to which this opinion is filed as an exhibit on Form S-8, under the Securities Act of 1933, as amended (the “Act”) relating to the registration of 15,000,028 new shares of common stock, par value $0.01 per share, of the Company and 7,726,800 shares of common stock previously registered on Form S-8 (File Nos. 333-134554 and 333-160197) (collectively, the “Common Stock”). The Common Stock may be issued pursuant to the Flagstar Bancorp, Inc. 2006 Equity Incentive Plan, as amended (the “Incentive Plan”).
     In connection with this opinion, we have made such investigations and examined such records, including a copy of the Company’s Amended and Restated Articles of Incorporation, as amended to the date hereof, and the Company’s Sixth Amended and Restated Bylaws, in each case certified to us on the date hereof as being complete, accurate, and in effect, a certificate dated a recent date from the Secretary of State of the State of Michigan as to the existence of the Company, an executed copy of the Registration Statement duly executed by the directors of the Company, and such corporate documents, minutes and resolutions as we have deemed necessary for the purposes of rendering this opinion letter.
     We have also examined and are familiar with the originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the preparation of this opinion. In expressing this opinion, we have relied, as to any questions of fact upon which our opinion is predicated, upon representations and certificates of the officers of the Company.
     In giving this opinion letter we have assumed:
(a)	the genuineness of all signatures and the authenticity and completeness of all documents submitted to us as originals;
(b)	the conformity to originals and the authenticity of all documents supplied to us as certified, photocopied, conformed or facsimile copies and the authenticity and completeness of the originals of any such documents; and
(c)	the proper, genuine and due execution and delivery of all documents by all parties to such documents and that there has been no breach of the terms thereof.
     Based upon the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that when (i) the Registration Statement has become effective under the Act and (ii) the shares of Common Stock have been issued as contemplated in the Registration Statement and the Incentive Plan against receipt by the Company of the consideration therefor provided in the Incentive Plan (which consideration is not less than par value), such shares of Common Stock will be validly issued, fully paid and nonassessable.

     In giving the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the State of Michigan and the federal laws of the United States of America.
     This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.
     We consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission promulgated pursuant thereto.

Very truly yours,
/s/ Kutak Rock LLP

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